SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

Zendesk, Inc.

(Name of Registrant as Specified in Its Charter)

JANA Partners LLC

JANA Special Situations Management, LP

Barry Rosenstein

Quincy Allen

Felicia Alvaro

Jeff Fox

Scott Ostfeld

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Zendesk Board Receives Lowest Level Of Support Of Any Transaction In Last 20 Years; Board Member Caught Lashing Out at Press; JANA Partners Believes Zendesk Board Out of Touch

NEW YORK, Feb. 28, 2022--(PRNewswire)--JANA Partners LLC today sent the following letter to the Zendesk (NYSE: ZEN) Board of Directors:

February 28, 2022

Board of Directors

Zendesk, Inc.

989 Market Street

San Francisco, CA 94103

Members of the Board,

At Friday’s extraordinary shareholder meeting, Zendesk’s board received the lowest level of support of any disclosed deal-related shareholder vote (buyer or seller) in the Russell 3000 in the last 20 years (and possibly ever), garnering only 9% support (which would have been even lower excluding the roughly 3% held by management and other insiders).[1]

This unprecedented rejection of the board’s most consequential strategic decision in recent memory comes as no surprise, as we believe it was obvious the Momentive acquisition was flawed from the start. Despite the collapse in Zendesk’s share price caused by the announcement of the transaction, widespread rebuke from analysts and investors alike, opposition from independent proxy advisory services and insurmountable odds of winning support, the board nevertheless proceeded full steam ahead in its attempt to acquire Momentive - burning through millions of dollars of shareholder capital in the process.

We believe it could not be any clearer that Zendesk’s board is disengaged and totally out of touch with shareholder priorities, lacks the requisite skillset to govern the company on their behest and/or simply does not care enough to consider them.

Thanks to a CNBC report on Friday by David Faber, we have now also learned that Zendesk's board appears to condone unprofessional acts of hostility against dissenting viewpoints.

We believe sending an expletive-laden e-mail lashing out at a highly respected, well credentialed CNBC contributor is unacceptable, especially coming from Zendesk's lead independent director, the most powerful independent shareholder representative on the board. Unfortunately for shareholders, this appears to be part of a pattern of hostility towards other points of view.

We believe Zendesk requires either significant board change, or in the absence of such change, should be sold. With the Momentive chapter finally in the rearview mirror, we look forward to making the case for shareholders to vote the WHITE proxy card at the Zendesk 2022 annual meeting.

Sincerely,

Barry Rosenstein
Managing Partner
JANA Partners LLC

[1] Historical voting information for last 20 years per ISS. Zendesk insider ownership per the Joint Proxy Statement filed January 7, 2022.

 Important Information

JANA Partners LLC, JANA Special Situations Management, LP, Barry Rosenstein (“collectively JANA”), Quincy Allen, Felicia Alvaro, Jeff Fox and Scott Ostfeld (collectively and together with JANA, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of WHITE proxy to be used in connection with the solicitation of proxies from the stockholders of Zendesk, Inc. (“Zendesk” or the “Company”) in connection with the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies, each in connection with the 2022 Annual Meeting, by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying WHITE proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in a Schedule 14A filed by the Participants with the SEC on February 16, 2022. This document is available free of charge from the source indicated above.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this letter and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this letter that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this letter and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this letter and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. JANA disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results. JANA has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties. Except as otherwise expressly stated herein, any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

Contact: IR@janapartners.com